ADMINISTRATION , ACCOUNTING AND INVESTOR SERVICES AGREEMENT

     THIS AGREEMENT is made as of January 24, 2001 by and between GAM AVALON MULTI-TECHNOLOGY, L.P., a Delaware limited partnership (the "Partnership"), and PFPC INC., a Massachusetts corporation ("PFPC"). W I T N E S S E T H : WHEREAS, the Partnership is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS,   the  Partnership  wishes  to  retain  PFPC  to  provide  certain administration, accounting and investor services provided for herein, and PFPC wishes to furnish such services.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions. As Used in this Agreement:

     (a)  "1933 Act" means the Securities Act of 1933, as amended.

     (b)  "1934 Act" means the Securities Exchange Act of 1934, as amended.

     (c) "Authorized Person" means any officer of the Partnership and any other person duly authorized by the Partnership's directors to give Oral Instructions and Written Instructions on behalf of the Partnership. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

     (d)  "CEA" means the Commodities Exchange Act, as amended.

     (e) "General Partner" and "Limited Partners" shall have the same meaning given such term in the Partnership's limited partnership agreement (as hereinafter defined).

     (f) "Oral Instructions" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person.
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     (g)  "Organizational Documents" means the Partnership's limited partnership
          agreement  ("Limited   Partnership   Agreement"),   bylaws,   offering
          memorandum and other documents constituting the Partnership.

     (h)  "SEC" means the Securities and Exchange Commission.

     (i) "Securities Laws" means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

     (j) "Written Instructions" means (i) written instructions signed by an Authorized Person or a person reasonably believed by PFPC to be an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system, access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. Appointment. The Partnership hereby appoints PFPC to provide administration, accounting and investor services to the Partnership, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3. Delivery of Documents. The Partnership has provided or, where applicable, will provide PFPC with the following:

     (a)  certified  or   authenticated   copies  of  the   resolutions  of  the
          Partnership's directors, approving the appointment of PFPC or its affiliates to provide services and approving this Agreement;

     (b) a copy of the Partnership's most recent effective registration statement on Form N-2 under the 1940 Act, as filed with the SEC;

     (c)  a copy of all of the Partnership's Organizational Documents;

     (d)  a copy of any distribution agreement with respect to the Partnership;

     (e) a copy of any additional administration agreement with respect to the Partnership;

     (f) a copy of any investor servicing agreement made with respect to the Partnership; and
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     (g)  copies (certified or  authenticated,  where applicable) of any and all amendments or supplements to the foregoing.

4.  Compliance  with Rules and  Regulations.

PFPC undertakes to comply with the applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder as are specified in writing by the Partnership to PFPC and agreed in writing by PFPC. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Partnership.

5. Instructions.

     (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

     (b) PFPC shall be entitled to rely upon any Oral Instructions or Written Instructions it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of the Organizational Documents or this Agreement or of any vote, resolution or proceeding of the Partnership's directors or Limited Partners, unless and until PFPC receives Written Instructions to the contrary.

     (c) The Partnership agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions as promptly as practicable and in any event by the close of business on the day after such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions. Where

          Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, PFPC shall incur no liability to the Partnership in acting upon such Oral Instructions or Written Instructions provided that PFPC's actions comply with the other provisions of this Agreement.

6. Right to Receive Advice.

     (a) Advice of the Partnership. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Partnership.

     (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice at its own cost from such counsel of its own choosing (who may, without limitation, be counsel for the Partnership, the Partnership's investment adviser or PFPC, at the option of PFPC), provided such counsel is selected with reasonable care.

     (c) Conflicting Advice. In the event of a conflict between directions, advice or Oral Instructions or Written Instructions PFPC receives from the Partnership, and the advice PFPC receives from counsel , PFPC may rely upon and follow the advice of such counsel. PFPC shall promptly inform the Partnership of such conflict and, in any event, before taking the action in question. If PFPC relies on the advice of counsel, PFPC will remain liable for any action or omission on the part of PFPC which constitutes wilfull misfeasance, bad faith, gross negligence or reckless disregard by PFPC of any duties, obligation or responsibilities set forth in this Agreement.

     (d) Protection of PFPC. PFPC shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral Instructions or Written Instructions it receives from the Partnership or from counsel selected with reasonable care and which PFPC believes, in good faith, to be consistent with those directions, advice and Oral Instructions or Written Instructions. Nothing in
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          this section  shall be construed  so as to impose an  obligation  upon
          PFPC (i) to seek such  directions  or advice or Oral  Instructions  or
          Written  Instructions,   or  (ii)  to  act  in  accordance  with  such
          directions or advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC's properly taking or not taking such action. PFPC will remain liable for any action or omission on the part of PFPC which constitutes wilful misfeasance, bad faith, gross negligence or reckless disregard by PFPC of any duties, obligation or responsibilities set forth in this Agreement.

7. Records; Visits.

     (a) The books and records pertaining to the Partnership, which are in the possession or under the control of PFPC, shall be the property of the Partnership. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Partnership and Authorized Persons shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Partnership, copies of any such books and records shall be provided by PFPC to the Partnership or to an Authorized Person, at the Partnership's expense. Any such books and records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method.

     (b)  PFPC shall keep the following records:

          (i) all books and records with respect to the Partnership's books of account;

          (ii) records of the Partnership's securities transactions; and

          (iii)records supporting the calculation of Partnership performance as required pursuant to Rule 31a-1 of the 1940 Act in connection with the services of PFPC provided hereunder.

8. Confidentiality.

Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include
(a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, non-public personal information of Limited Partners, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Partnership or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Partnership or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, except for non-public personal information of any Partnership Limited Partner, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is released by the protected party to a third party without restriction; (d) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (e) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (f) has been or is independently developed or obtained by the receiving party. Any Information rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality, shall not be subject to the confidentiality obligations set forth above.

9. Liaison with Accountants. PFPC shall act as liaison with the Partnership's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to the Partnership. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Partnership.

10. PFPC System. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Partnership.

11. Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Partnership, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

12. Compensation. As compensation for services set forth herein that are rendered by PFPC during the term of this Agreement, the Partnership will pay to PFPC a fee or fees as may be agreed to in writing by the Partnership and PFPC.

13. Indemnification. The Partnership agrees to indemnify and hold harmless PFPC and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys fees and disbursements and liabilities arising under the

Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services to the Partnership. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC's or its affiliates' own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement. Notwithstanding anything in this Agreement to the contrary, the Partnership shall not be liable to PFPC or its affiliates for any consequential, special or indirect losses or damages which PFPC or its affiliates may incur or suffer, whether or not the likelihood of such losses or damages was known by the Partnership.

 14. Responsibility of PFPC.

     (a) PFPC shall be under no duty to take any action on behalf of the Partnership except as specifically set forth herein or as may be specifically agreed to by PFPC and the Partnership in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

     (b) Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) PFPC shall not be liable for losses beyond its control, including without limitation (subject to Section
          11) delays or errors or loss of data occurring by reason of circumstances beyond PFPC's control provided that PFPC has acted in accordance with the standard of care set forth in Section 14 (a) above; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which PFPC reasonably believes to be genuine.

     (c) Notwithstanding anything in this Agreement to the contrary, neither PFPC nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates.

     (d) No party may assert a cause of action against PFPC or any of its affiliates that is discovered (or in the exercise of reasonable care should have been discovered) more than 12 months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action; provided that this Section 14 (d) will not extend the time for asserting a cause of action against PFPC or any of its affiliates which is applicable under any applicable statute of limitations.

     (e) Each party shall have a duty to mitigate damages for which the other party may become responsible.

15. Description of Accounting Services on a Continuous Basis.

     PFPC will perform the following accounting services:

     (i)  Journalize investment, capital and income and expense activities;

     (ii) Verify investment buy/sell trade tickets when received from the investment adviser (the "Adviser") and, with respect only to U.S. domestic securities, transmit trades to the Partnership's custodian(s) for proper settlement;

     (iii) Maintain individual ledgers for investment securities;

     (iv) Maintain historical tax lots for each security;

     (v) Record and reconcile corporate action activity and all other capital changes;

     (vi) Reconcile cash and investment balances of the Partnership with the

          Partnership's custodian(s)/prime broker(s), and provide the Adviser with the beginning cash balance available for investment purposes.

     (vii)Calculate   contractual   expenses,   including  management  fees  and
          incentive   allocation,   as  applicable,   in  accordance   with  the
          Partnership's confidential memorandum;

     (viii) Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations in U.S. dollar terms;

     (ix) Monitor the expense accruals and notify and officer of the Partnership of any proposed adjustments;

     (x) Control all disbursements and authorize such disbursements upon Written Instructions;

     (xi) Calculate capital gains and losses;

     (xii) Determine net income;

     (xiii) Determine applicable foreign exchange gains and losses on payables and receivables;

     (xiv)Obtain daily security market quotes and currency exchange rates from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of the Partnership's investments in accordance with the applicable valuation policies or guidelines provided by the Partnership to PFPC and acceptable to PFPC;

     (xv) Transmit or mail a copy of the portfolio valuation to the Adviser on basis as agreed upon depending upon valuation of underlying funds;

     (xvi)Arrange for the computation of the net asset value in accordance with the provisions of the Partnership's offering memorandum; and

     (xvii) Prepare an annual financial statement, which will include the following items:

               Schedule of Investments
               Statement of Assets and Liabilities
               Statement of Operations
               Statement of Changes in Partners' Capital

16. Description of Administration Services on a Continuous Basis. PFPC will perform the following administration services if required:

          (i) Prepare monthly security transaction listings;

          (ii) Supply various normal and customary Partnership statistical data as requested on an ongoing basis;

          (iii) Prepare for execution and file the Partnership's Federal Form 1065 and state tax returns;

          (iv) Prepare and file the Partnership's Annual and Semi-Annual Reports with the SEC on Form N-SAR via EDGAR;

          (v) Prepare and coordinate printing of the Partnership's annual and semi-annual shareholder reports and other reports as required by applicable laws, rules and regulations; and

          (vi) Perform such additional administrative duties relating to the administration of the Partnership as may subsequently be agreed upon in writing between the Partnership and PFPC.

17. Description of Investor Services on a Continuous Basis. PFPC will perform the following functions:

          (i) Maintain the register of Limited Partners and enter on such register all issues, transfers and repurchases of interests in the Partnership

          (ii) Arrange for the calculation of the issue and repurchase prices of interests in the Partnership in accordance with the Partnership's Limited Partnership Agreement;

          (iii)Allocate  income,   expenses,  gains  and  losses  to  individual
               Partners' capital accounts in accordance with the Partnership's Limited Partnership Agreement;

          (iv) Calculate the Incentive Allocation in accordance with the Partnership's Limited Partnership Agreement and reallocate corresponding amounts from the applicable Limited Partners' accounts to the General Partner's account;

          (v)  Mail  tender  offer   documents  to  investors  for  purposes  of
               executing repurchases.

          (vi) Prepare and mail annually to Limited Partners a Form K-1 in accordance with applicable tax regulations;

          (vii)Mail Partnership offering materials to prospective investors in accordance with instructions from an Authorized Person; and

          (viii) Review client subscription documentation for completeness and forward to the General Partner for review and execution.

18. Duration and Termination. This Agreement shall be effective on the date first written above and shall continue for a period of two (2) years from such date, and thereafter shall automatically continue for successive annual periods, provided that this Agreement may be terminated by either party effective on any anniversary of the date first written above (other than the first anniversary) by providing at least sixty (60) days' prior written notice. Notwithstanding the above, the Partnership may terminate this Agreement upon a material breach by PFPC, provided, however, that in the event of such breach, the Partnership must first notify PFPC of such breach and its intention to terminate and allow PFPC 30 days from receipt of notice of a material breach to cure such breach. The Partnership may not terminate for material breach if PFPC cures such breach within the 30 day period. In the event the Partnership gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider (or each successive service provider, if there are more than one), and all trailing expenses incurred by PFPC, will be borne by the Partnership.

19. Notices. All notices and other communications, including Written Instructions but excluding Oral Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given seven days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. Notices shall be addressed
(a) if to PFPC, at 400 Bellevue Parkway, Wilmington, DE 19809, attn: Neal Andrews, facsimile: __________________________; (b) if to the Partnership, at 135 East 57th Street, New York, New York 10022, attn: Joseph Allessie or (c) if to neither of the foregoing, at such other address as shall have been provided by like notice to the sender of any such notice or other communication by the other party.

20. Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

21. Delegation; Assignment. PFPC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PFPC or The PNC Financial Services Group, Inc., provided that (i) PFPC gives the Partnership 30 days prior written notice of such assignment or delegation and (ii) PFPC and such delegate (or assignee) provide such information as the Fund may reasonably request.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

24.      Miscellaneous.

          (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

          (b) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Partnership agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

          (c) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

          (d) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law without regard to principles of conflict of law.

          (e) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

          (f) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          (g) No Representations or Warranties. Except as expressly provided in this

               Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Partnership or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

          (h) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                               PFPC INC.

                                                 By:  /s/ Stephen Wynne
                                                 Title: Executive Vice President




                                               GAM AVALON MULTI-TECHNOLOGY, L.P.

                                                 By:   /s/ Kevin J. Blanchfield
                                                 Title: Vice President and
                                                        Treasurer of GAM Avalon
                                                        Multi-Technology, L.P.